Filed pursuant to Rule 433
Registration Statement No. 333-131159

CIT GROUP INC.
6.10% JUNIOR SUBORDINATED NOTES DUE 2067
Final Term Sheet

Issuer:	CIT Group Inc.

Securities:	6.10% Junior Subordinated Notes due March 15, 2067

Legal Format:	SEC Registered – Registration Statement No. 333-131159

Amount:	$500,000,000

CUSIP:	125577AX4

Pricing Date:	January 24, 2007

Settlement Date:	January 31, 2007 (T+5)

Maturity Date:	March 15, 2067

Issue Price:	99.941%

Underwriting Discount:	1.00%

Proceeds to Issuer:	$494,705,000

Treasury Benchmark:	4.625% due November 15, 2016

Benchmark Treasury Rate:	4.806%

Spread to Benchmark Treasury:	+130 basis points (1.30%)

Interest:

Fixed Rate Period:	6.10% coupon paid semi-annually in arrears to, but not including, March 15, 2017 or earlier redemption date, payable on March 15 and September 15, commencing September 15, 2007, subject to the Issuer’s right or obligation to defer.

Floating Rate Period:	From and including March 15, 2017 to, but not including, the maturity date or earlier redemption date, at an annual rate equal to three-month LIBOR (Telerate Page 3750) plus a margin equal to 1.815% (181.5 basis points), payable quarterly in arrears on March 15, June 15, September 15 and December 15, commencing on June 15, 2017, subject to the Issuer’s right or obligation to defer.

Day Count Convention:	30/360 (fixed rate period), Actual/360 (floating rate period)

Optional Redemption:	Redeemable in whole or in part, on or after March 15, 2017, for cash in an amount equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, including any compounded interest, on such notes to the redemption date.

Redeemable in whole or in part, prior to March 15, 2017, for cash in an amount equal to the applicable make-whole redemption amount.

“Make-whole redemption amount” for an optional redemption means the sum of (i) the present value of the aggregate principal amount outstanding of the notes to be redeemed on the payment date falling on March 15, 2017 and (ii) the present values of scheduled semi-annual interest payments from, but not including, the date fixed for redemption through and including the payment date on March 15, 2017, in each case discounted to the date fixed for redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate plus 20 basis points, plus any accrued and unpaid interest, together with any compounded interest to the date of redemption, as calculated by the quotation agent; provided, however that in no event will the make-whole redemption amount be less than the par redemption amount.

Redemption for Tax Event or Rating Agency Event:	Redeemable in whole but not in part, prior to March 15, 2017, for cash in an amount equal to the make-whole redemption amount.

“Make-whole redemption amount” for a “Tax Event” or a “Rating Agency Event” means the sum of (i) the present value of the aggregate principal amount outstanding of the notes to be redeemed on the payment date falling on March 15, 2017 and (ii) the present values of scheduled semi-annual interest payments from, but not including, the date fixed for redemption through and including the payment date on March 15, 2017, in each case discounted to the date fixed for redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury rate plus 50 basis points, plus any accrued and unpaid interest, together with any compounded interest to the date of redemption, as calculated by the quotation agent; provided, however that in no event will the make-whole redemption amount be less than the par redemption amount.

Share Cap Amount:	50,000,000 shares of common stock of the Issuer

Denominations:	Minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000

Joint Bookrunners:	Barclays Capital Inc., Lehman Brothers Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated

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The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll free at 888-227-2275 (Ext. 2663), Lehman Brothers Inc. toll free at 888-603-5847, or Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at 866-500-5408.